Oportun Completes $439 Million Asset Backed Securitization
5.67% average yield, 128 basis points lower than the previous ABS financing in January
AAA rating on the most senior bonds – a first for the Company

SAN CARLOS, Calif., June 5, 2025 – Oportun (Nasdaq: OPRT), a mission-driven financial services company, today announced the issuance of $439 million of two-year revolving fixed rate asset-backed notes secured by a pool of unsecured and secured installment loans.

The offering included five classes of fixed rate notes: Class A, Class B, Class C, Class D, and Class E. Fitch rated all classes of notes, assigning ratings of AAA, AA-, A-, BBB-, and BB-, respectively. Goldman Sachs & Co. LLC served as the sole structuring agent and co-lead, and Deutsche Bank Securities Inc., Jefferies and Natixis Corporate & Investment Banking also served as co-leads.

The weighted average coupon on the transaction was 5.57%, and the weighted average yield was 5.67%. The Class A notes were priced with a coupon of 4.88% per annum; the Class B notes were priced with a coupon of 5.28% per annum; the Class C notes were priced with a coupon of 5.52% per annum; the Class D notes were priced with a coupon of 6.45% per annum; and the Class E notes were priced at 98.95% with a coupon of 9.40% and a yield of 10.19% per annum.

“This transaction marks an important milestone for Oportun and reflects a growing recognition of the strength and resilience of our business. Achieving our first AAA rating demonstrates how far we’ve come in expanding access to affordable credit”, said Paul Appleton, Interim Chief Financial Officer at Oportun. “The 5.67% yield on this bond issuance was 1.28% lower than our prior ABS transaction in January, reflecting robust investor demand and creating greater efficiency and value — both for Oportun and for the members we serve.”

For more information visit oportun.com. The notes were offered pursuant to Rule 144A under the Securities Act of 1933, as amended.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Oportun
Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $20.3 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit Oportun.com.

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Investor Contact Dorian Hare (650) 590-4323 ir@oportun.com Media Contact Michael Azzano Cosmo PR for Oportun (415) 596-1978 michael@cosmo-pr.com